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Thursday, April 8, 1999                          Contact: Ronald P. Nowak
                                                 or Russell L. Allen
                                                 281-579-3398

                3DX TECHNOLOGIES INC. ANNOUNCES NASDAQ DELISTING



Houston, Texas - 3DX Technologies Inc. (TDXT) today announced that, as of the close of business on Wednesday, April 7, 1999, the Nasdaq Stock Market removed the Company's securities from conditional listing on Nasdaq SmallCap Market ("SmallCap"). The delisting is a consequence of the Company's inability to meet the minimum bid price for the SmallCap listing. The Company expects immediate quotation of its securities on the OTC Bulletin Board.

3DX Technologies Inc. is a knowledge-based oil and gas exploration company whose core competence and strategic focus is the utilization of 3-D seismic imaging and other advanced technologies in the search for commercial quantities of hydrocarbons.

Certain statements in this news release regarding future expectations and plans for oil and gas exploration, development and production may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond the Company's control. These risks are discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as well as other filings with the Securities and Exchange Commission. There can be no assurance that the Company's exploration activities will be successful in meeting the Company's expectations.